EXHIBIT 99.1

            The Reader's Digest Association, Inc.

                    Reader's Digest Road
                Pleasantville, NY  10570-7000


Contacts:

Denise Gillen, Investor Relations - (914) 244-5614
Mary Green, Media Relations - (914) 244-5595

     Reader's Digest Announces Senior Management Change

PLEASANTVILLE, NY August 11, 1997 - The Board of Directors of The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced that James P. Schadt, 59, has resigned his positions as chairman of the Board and chief executive officer and that a committee comprising outside Directors of the Board has been formed to conduct the search for his permanent successor.

During the transition, George V. Grune, 68, who served as chief executive officer of Reader's Digest from 1984 to 1994 and retired as chairman of the Board in 1995, has been named chairman and chief executive officer of the company, effective immediately. In the decade in which he served as chief executive officer of Reader's Digest, Mr. Grune led the transformation of the company from private entity to public corporation. During that period, the company's revenues doubled and operating profit increased ninefold.

The Search Committee of the Board will be chaired by James
E. Preston, chairman and chief executive officer of Avon Products, Inc. and will include Walter V. Shipley, chairman and chief executive officer of The Chase Manhattan Corporation, and William J. White, chairman of Bell & Howell Company.

"Reader's Digest possesses an outstanding employee base, a very special name franchise and a rich heritage of offering quality service and relevant products to customers worldwide," said Mr. Grune. "I am pleased to be of service to the company and the Board during this interim period."

The Reader's Digest Association, Inc. is the preeminent global publisher and direct marketer of magazines, books, music, videos and new media products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Global headquarters are in Pleasantville, NY.